Exhibit 99.1

For Immediate Release Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

Insignia Systems, Inc. Reports First Quarter

Net Loss of $(435,000) on POPS Revenue of $5,137,000

MINNEAPOLIS – April 28, 2010 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $5,883,000 for the first quarter ended March 31, 2010, a decrease of 4.9%, compared to net sales of $6,186,000 for the first quarter of 2009.  The net loss for the first quarter of 2010 was $(435,000) or $(0.03) per share, compared to a net income of $1,317,000, or $0.09 per share, for the first quarter of 2009. Net income for the first quarter of 2009 included one-time insurance settlement proceeds of $1,387,000. Insignia Point-of-Purchase Services® (POPS) revenue for the first quarter of 2010 was $5,137,000, a decrease of 8.8%, compared to the first quarter 2009 POPS revenue of $5,631,000.

CEO Scott Drill commented, “Our first quarter 2010 results were consistent with our expectations. As mentioned in our last earnings release on February 24, 2010, first quarter POPS customer orders at the time were $4,860,000 with two weeks of selling time left. We continue to expect a strong second half of 2010 which will be helped by the addition of approximately 1,100 SUPERVALU corporate stores in late June as well as approximately 525 Winn-Dixie stores in late July. In the current quarter, we have $5,900,000 in POPS customer orders with approximately five weeks of selling time left. In last year’s second quarter POPS revenue was $5,285,000. Our relationship with Valassis continues to be excellent.”

Drill continued, “On the legal front, in connection with our lawsuit against News America Marketing In-Store, Inc. (NAM) we participated in a court-ordered settlement conference on April 12th. No settlement was reached. We have a Status Conference on May 4th which hopefully will result in the scheduling of a trial date. We continue to be optimistic about our case. The Summary Judgment ruling on September 30, 2009 was significant in that the Court awarded judgment to Insignia and to me personally on all of NAM’s counterclaims. The Court also denied NAM’s Motion for Summary Judgment on Insignia’s claims against NAM, except that it granted NAM’s Motion on the sole issue of whether NAM possessed market power over retailers. By denying NAM’s Motion, the Court set the stage for trial on our antitrust and unfair-competition claims, which include violations of the Sherman and Clayton Antitrust Acts, the Lanham Act, and those statutes’ counterparts in Minnesota state law. First quarter 2010 legal expense was $523,000 versus $742,000 in the first quarter of 2009. Cash, cash equivalents and short-term investments at March 31, 2010 were $10,933,000. Finally, on February 23, 2010, the Board authorized the repurchase of up to an aggregate of $2 million of our Common Stock. During the quarter 75,000 shares were repurchased at an average price of $5.47.”

- more -

April 28, 2010	Insignia Systems, Inc. Reports First Quarter Results	Page 2

Non-GAAP versus GAAP Financial Statements

To supplement the Company’s financial statements presented in accordance with GAAP, the Company provides certain non-GAAP financial measures of financial performance. These non-GAAP measures include net loss before insurance settlement payment, and net income (loss) before insurance settlement payment and News America related legal fee expense. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.

These non-GAAP measures are provided to enhance an investors’ overall understanding of the Company’s current financial performance and ability to generate cash flows. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure included in this press release can be found in the financial table included below.

	Three Months Ended March 31,
	2010	2009

Net income (loss)	$(435,000)	$1,317,000

Adjustment:
Insurance settlement proceeds	—	(1,387,000)

Non-GAAP net loss before insurance settlement	(435,000)	(70,000)

Adjustment:
News America related legal expense	404,000	715,000

Non-GAAP net income (loss) before insurance settlement and News America related legal expense	$(31,000)	$645,000

- more -

April 28, 2010	Insignia Systems, Inc. Reports First Quarter Results	Page 3

Conference Call

The Company will host a conference call today, April 28, at 4:00 p.m. Central Time. To access the live call, dial 877-268-1608. The Conference ID is 70375760. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately two hours after the call until May 7, 2010. To access the replay, dial 800-642-1687 and reference Conference ID 70375760.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 9,400 chain retail supermarkets and drug stores, including Kroger, ShopRite and SUPERVALU. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Ocean Spray, Reckitt Benckiser, Schwan’s Bakery and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2009 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

- more -

April 28, 2010	Insignia Systems, Inc. Reports First Quarter Results	Page 4

Insignia Systems, Inc.

Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2010	2009

Net Sales	$5,883,000	$6,186,000
Cost of Sales	2,953,000	2,963,000
Gross Profit	2,930,000	3,223,000
Operating Expenses:
Selling	1,636,000	1,507,000
Marketing	395,000	389,000
General & Administrative	1,347,000	1,425,000
General & Administrative (Insurance settlement proceeds)	—	(1,387,000)

Operating Income (Loss)	(448,000)	1,289,000
Other Income, net	13,000	28,000

Net Income (Loss)	$(435,000)	$1,317,000

Net Income (Loss) Per Share
Basic	$(0.03)	$0.09
Diluted	$(0.03)	$0.09

Shares used in calculation of Net Income (Loss) per share:
Basic	15,381,000	15,128,000
Diluted	15,381,000	15,243,000

SELECTED BALANCE SHEET DATA

(Unaudited)

	March 31, 2010	December 31, 2009
Cash and cash equivalents	$6,633,000	$8,797,000
Short-term investments	4,300,000	4,400,000
Working capital	10,501,000	10,716,000
Total assets	15,891,000	17,839,000
Total liabilities	4,302,000	6,154,000
Shareholders’ equity	11,589,000	11,685,000

####